Exhibit 99

INTERNET AMERICA REPORTS FISCAL YEAR END RESULTS

➢	Company Reports Annual Broadband Wireless Internet Subscriber Growth of 80%
➢	EBITDA Increased by 77% from Previous Year
➢	Net Loss Reduced by Almost 50%
➢	Company Positioned for Continued Growth in 2008

HOUSTON, September 14, 2007 — Internet America, Inc. (OTCBB: GEEK) today announced results for its fiscal year ended June 30, 2007.

Service revenues for the fiscal year ended June 30, 2007 were $7.9 million compared to $9.9 million for the corresponding period in 2006. The reduction in revenues was primarily due to a decline in the company’s legacy dial-up Internet business. While Internet America’s total subscriber base decreased by 8.6% to 34,200 at June 30, 2007 - due to disconnects of legacy dial-up Internet customers - the Company’s broadband wireless Internet subscriber base increased 79.7% to 5,750 as of June 30, 2007. The Company’s current broadband wireless Internet subscriber base is approximately 7,100. EBITDA (earnings before interest, taxes, depreciation and amortization) for the fiscal year ended June 30, 2007 increased by $198,000 or 77.3% to $454,000 compared to $256,000 for the previous year. The improvement in EBITDA was primarily due to reductions in operating costs and overhead.

The Company’s net loss was $347,000 for the fiscal year ended June 30, 2007 compared to a net loss of $636,000 for the previous year. The improvement in net loss was attributable primarily to a full year of benefit from cost cutting measures in staffing and telecommunication expenses taken by Internet America during the previous fiscal year ended June 30, 2006.

“We are quite excited with the steps that we took during the year towards establishing a stronger platform for our broadband wireless Internet business,” said Billy Ladin, Chairman and CEO of Internet America. “We have expanded in areas of Texas providing broadband wireless Internet access services to under-served and non-served markets in suburban and rural areas and we expect to continue to grow by completing additional acquisitions and deploying new infrastructure throughout the Southwest. Our ability to identify new acquisition opportunities and integrate new personnel continues to improve. We completed three acquisitions during the last quarter of our 2007 fiscal year closely followed by our purchase of TeleShare Communications Services, Inc. in July 2007. While these four acquisitions had little impact on our revenues and profits for fiscal 2007, as reported in this release, we expect they will positively impact our revenues and operations in fiscal 2008.”

Jennifer LeBlanc, Internet America’s Chief Financial Officer, said, “Despite our significant attention on finding and completing acquisitions during the 2007 fiscal year, we were able to streamline our operations and expenses through reductions in staffing and telecommunications costs. Consequently, our EBITDA increased by almost eighty percent. We continue to evaluate our overall profitability and focus on changes in each acquired operation that will reduce costs and continue or expand organic revenue growth in these acquisitions in order to enhance long-term shareholder value.”

About Internet America

Internet America is a leading Internet service provider serving the Texas market. Based in Houston, Internet America offers businesses and individuals a wide array of Internet services including broadband Internet delivered wirelessly and over DSL, dedicated high-speed access, web hosting, and dial-up Internet access. Internet America provides customers a wide range of related value-added services, including Fax2email, online backup and storage solutions, parental control software, and global roaming solutions. Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at http:/www.internetamerica.com.

Use of Non-GAAP Financial Measures

In this press release, the Company refers to a non-GAAP financial measure called EBITDA because of management’s belief that this measure is a financial indicator of the Company’s ability to internally generate operating funds. Management also believes that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation and investment recommendations of companies in the Company’s peer group. EBITDA should not be considered an alternative to net income, as defined by GAAP.

Forward Looking Statements

This press release may contain forward-looking statements relating to future business expectations. These statements, specifically including management’s beliefs, expectations and goals, are subject to many uncertainties that exist in Internet America’s operations and business environment. Business plans may change, and actual results may differ materially as a result of a number of risk factors. These risks include, without limitation, that (1) we will not be able to increase our rural customer base at a rate that exceeds the loss of metropolitan area customers, (2) we will not improve EBITDA, profitability or product margins, (3) we will not be able to identify and negotiate acquisitions of wireless Internet customers and infrastructure on attractive terms. (4) we may not be able to integrate acquisitions of wireless Internet customers and infrastructure into existing operations to achieve operating efficiencies, (5) needed financing will not be available to us if and as needed, (6) we will not continue to achieve operating efficiencies in existing operations, (7) we will not be competitive with existing or new competitors, (8) we will not keep up with industry pricing or technological developments impacting the Internet, (9) we will be adversely affected by dependence on network infrastructure, telecommunications providers and other vendors, by regulatory changes and by general economic and business conditions; (10) service interruptions or impediments could harm our business; (11) we may not be able to protect our proprietary technologies or successfully defend infringement claims and may be required to enter into licensing arrangements on unfavorable terms; (12) we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (13) government regulations could force us to change our business practices; (14) we may be unable to continually develop effective business systems, processes and personnel to support our business; (15) we may be unable to hire and retain qualified personnel, including our key executive officers; (16) provisions in our certificate of incorporation, bylaws and shareholder rights plan could limit our share price and delay a change of management; (17) our stock price has been volatile historically and may continue to be volatile; and (18) some other unforeseen difficulties may occur. This list is intended to identify certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements included in our other publicly filed reports and documents.

Internet America, Inc.
(OTC BB: GEEK)
Unaudited Financial Summary
(in thousands, except per share data and subscriber count)

	For the Year Ended
	6/30/07	6/30/06

Subscribers	34,200	37,400

Internet services	$7,985	$8,874
Other	0	1,035
Total revenue	7,985	9,909

Connectivity and operations	4,118	6,080
Sales and marketing	209	229
General and administrative	3,204	3,344
EBITDA	454	256
Depreciation and amortization	(791)	(859)
Interest expense, net	(10)	(33)
Net loss	$(347)	$(636)

Basic loss per share	$(0.03)	$(0.05)
Weighted average shares - basic	12,508,914	12,473,635

Diluted loss per share	$(0.03)	$(0.05)
Weighted average shares - diluted	12,508,914	12,473,635

Reconciliation of net income (a GAAP measure) to EBITDA (a Non-GAAP measure)
(in thousands):
	For the Year Ended
	6/30/07	6/30/06

Net loss	$(347)	$(636)
Add:
Depreciation and amortization	791	859
Interest expense, net	10	33
EBITDA	$454	$256

	For the Year Ended

	6/30/07	6/30/06

Current assets	$1,668	$1,635
Property and equipment, net	855	1,083
Other assets, net	5,223	4,812
Total assets	$7,746	$7,533

Current liabilities	$2,685	$2,334
Long-term liabilities	453	344
Total stockholders’ equity	4,608	4,855
Total liabilities and stockholders’ equity	$7,746	$7,533